Exhibit 99.1

Blucora Appoints Georganne Proctor as Chair of the Board of Directors

IRVING, Texas, July 1, 2019 - Blucora, Inc. (NASDAQ: BCOR), a leading provider of tax-smart financial solutions that empower people’s goals, today announced that Georganne Proctor has been appointed as Chair of the Board of Directors, succeeding the retiring Bill Atwell.

Ms. Proctor, the former Chief Financial Officer of TIAA-CREF and Bechtel, and EVP of Finance of Golden West Financial, joined Blucora’s board in 2017, and currently serves as chair of the Audit Committee. In addition to her role as Chair of the Board, she will serve as a member of the company’s Nominating and Governance Committee and step down from the Audit Committee. She also currently serves as a director of Redwood Trust and Och-Ziff Capital Management, Inc. Mary Zappone will succeed her as Chair of the Audit Committee.

“I am honored by the confidence that Blucora’s Board of Directors has placed in me in this new role,” Ms. Proctor commented. “Blucora has experienced fantastic growth and change in the past year, especially with the acquisition of 1st Global, and I’m looking forward to working with both the Board and management to continue that growth. I would also like to say, on behalf of the Board and all Blucora employees, thank you to Bill for everything he has brought to Blucora during his tenure. We will miss your presence and contributions and we wish you all the best.”

Outgoing Chairman Bill Atwell said, “Georganne is a skilled leader with deep operational experience in wealth management and public company finance, making her the perfect choice for this role. I know she’ll continue to steer the Board with a steady hand. I’d like to thank everyone at Blucora and the management team for my time here. I’ve greatly enjoyed being a part of the company’s growth. And while I’m sad to be leaving, it’s time for me to start reducing my board workload, travel a bit less and stay a little closer to home.”

Following Mr. Atwell’s retirement, the Board reduced its size to eight Directors.

About Blucora®
Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, pioneering tax-smart financial solutions that empower people’s goals. Blucora operates in two segments, including wealth management, through its HD Vest and 1st Global businesses, the No. 1 and No. 2 tax-focused broker-dealers, respectively, with a combined $66 billion in total client assets as of March 31, 2019, and tax preparation, through its TaxAct business, the No. 3 tax preparation software by market share with approximately 3 million consumer and professional users. With integrated tax and wealth management, Blucora is uniquely positioned to provide better long-term outcomes for customers with holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Contact:
Bill Michalek
Blucora Investor Relations
(972) 870-6463